Exhibit 4.2

AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Rights Agreement (this “Amendment”) is made and entered into as of May 10, 2024, by and between Veradigm Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as rights agent (the “Rights Agent”), and amends that certain Stockholder Rights Agreement, dated as of February 26, 2024 (the “Rights Agreement”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Board has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain limited exceptions, Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendment to Section 1. Clause (iv) of the definition of “Beneficial Owner” set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

(iv) that are Beneficially Owned, directly or indirectly, by any other Person with which such Person has any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of securities of the Company (whether or not in writing and other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security if such agreement, arrangement or understanding (1) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act Regulations and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

Section 2. Effective Date; Effect. This Amendment is effective as of the date first set forth above. Except as modified hereby, the Rights Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Rights Agreement, as modified hereby.

Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any such excluded term, provision, covenant or restriction shall affect the rights, immunities, duties or obligations of the Rights Agent in an adverse manner, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 6. No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 7. Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

VERADIGM INC.

By:	/s/ Eric Jacobson
	Name:	Eric Jacobson
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:	/s/ John P. Dunn
	Name:	John P. Dunn
	Title:	SVP

Amendment No. 1 to Stockholder Rights Agreement